Exhibit 99.1

Paycom Software, Inc. Announces Proposed Sale of Shares of Common Stock by Selling Stockholders

OKLAHOMA CITY – BUSINESS WIRE – Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software delivered as Software-as-a-Service, announced today a proposed secondary offering of 4,500,000 shares of its common stock by Welsh, Carson, Anderson & Stowe X, L.P. and WCAS Capital Partners IV, L.P. (collectively, “WCAS”), certain of Paycom’s executive officers and certain other selling stockholders (collectively, the “Selling Stockholders”). Certain of the Selling Stockholders also expect to grant the underwriter a 30-day option to purchase up to an additional 675,000 shares. Barclays will act as the underwriter in the proposed registered public offering of those shares. Paycom will not receive any proceeds from the offering.

A copy of the prospectus and preliminary prospectus supplement related to the offering may be obtained, when available, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or e-mail Barclaysprospectus@broadridge.com, or telephone 1 (888) 603-5847.

Paycom has filed a registration statement (including a prospectus), which has become effective, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Paycom and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Paycom serves businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country.

Media Contact:

Kathy Oden-Hall, CMO

800.580.4505

Kathy.Oden-Hall@paycom.com

Investor Relations Contact:

855.603.1620

investors@paycom.com

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